Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 9, 2023	TRADED: Nasdaq

LANCASTER COLONY APPOINTS ZENA SRIVATSA ARNOLD

TO BOARD OF DIRECTORS

ZENA SRIVATSA ARNOLD	WESTERVILLE, Ohio, May 9 – Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has appointed Zena Srivatsa Arnold to the Company’s Board of Directors. Ms. Arnold most recently served as Senior Vice President, Carbonated Soft Drinks, at PepsiCo., Inc. where she oversaw the Carbonated Soft Drink portfolio in North America, including some of PepsiCo’s largest brands such as Pepsi and Mountain Dew. Prior to joining PepsiCo, she was the Chief Digital and Marketing Officer of Kimberly-Clark Corporation, a global personal care and consumer products company and prior to that she held various management roles with Alphabet Inc. (Google). Ms. Arnold is an accomplished marketing and general management executive with extensive global experience in consumer packaged goods and technology.

Lancaster Colony’s Chairman, John B. Gerlach, Jr., commented, “We are excited to welcome Zena to the Board. Her executive leadership skills and breadth of experience in marketing and management in the consumer packaged goods and technology industries will further strengthen the expertise of the Board in these areas. We look forward to working with Zena and leveraging her strong and diverse skill set to help grow our business and serve our stakeholders in the years ahead.”

Ms. Arnold is currently a Board Member for EZCORP, the second-largest pawn shop operator in the Americas. She graduated from The Ohio State University with a B.S. in Computer Science.

About the Company

Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.

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Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik Vice President, Corporate Finance and Investor Relations Lancaster Colony Corporation Phone: 614/224-7141 Email: ir@lancastercolony.com